Exhibit 99.1

ITW Reports First Quarter 2025 Results

•Revenue of $3.8 billion, down 3.4%; organic growth down 1.6%, flat on an equal days’ basis
•Operating margin of 24.8%; Enterprise Initiatives contribute 120 bps
•GAAP EPS of $2.38, ahead of plan expectations
•Maintaining full year 2025 guidance; ongoing pricing actions offset tariff cost impacts

GLENVIEW, IL., April 30, 2025 - Illinois Tool Works Inc. (NYSE: ITW) today reported its first quarter 2025 results and maintained guidance for full year 2025.

“ITW commenced 2025 with solid execution, achieving financial results ahead of plan expectations as we continued to outperform underlying end markets,” said Christopher A. O’Herlihy, President and Chief Executive Officer. “Acknowledging the uncertain external environment, we are maintaining our full year 2025 guidance as we expect our ongoing pricing actions to offset tariff cost impacts. ITW is built to outperform in today's volatile environment. Our largely “produce where we sell” manufacturing strategy, decentralized operating culture which enables rapid “read and react” response, and diversified high-quality business portfolio all provide resilience during times of volatility and uncertainty. Our strong financial profile allows us to maintain our strategic investments and focus on driving continued progress on our long-term strategy to make above-market organic growth, fueled by Customer-back Innovation, into a core ITW strength,” O’Herlihy concluded.

First Quarter 2025 Results
First quarter revenue of $3.8 billion declined by 3.4 percent as organic revenue declined by 1.6 percent. On an equal days’ basis, organic revenue was essentially flat. Foreign currency translation impact reduced revenue by 1.8 percent.

First quarter 2024 GAAP EPS of $2.73 and operating margin of 28.4 percent included a one-time inventory accounting change which benefited EPS by $0.29 and operating margin by 300 basis points. For comparison purposes, the following year-over-year references exclude this one-time item.

GAAP EPS for the first quarter of 2025 of $2.38 declined two percent and included approximately $0.10 of headwind from higher restructuring expenses and unfavorable foreign currency translation impact. Operating margin of 24.8 percent declined 60 basis points as enterprise initiatives contributed 120 basis points, offset by higher restructuring expenses related to 80/20 Front-to-Back projects and other one-time items. Operating cash flow was $592 million, and free cash flow was $496 million with a conversion of 71 percent to net income. During the quarter, the company repurchased $375 million of its own shares. The effective tax rate was 21.7 percent which included a discrete tax benefit of $21 million related to the reversal of valuation allowances on net operating loss carryforwards.

2025 Guidance
ITW is maintaining its full year 2025 GAAP EPS guidance range of $10.15 to $10.55 per share which includes on-going pricing actions that are projected to offset tariff cost impacts. The Company is projecting revenue and organic growth of zero to two percent based on current levels of demand adjusted for incremental pricing associated with tariffs and current foreign exchange rates. Operating margin is projected to be in the range of 26.5 to 27.5 percent, with enterprise initiatives contributing 100 basis points or more. Free cash flow is expected to exceed 100 percent of net income, and the company plans to repurchase approximately $1.5 billion of its own shares. The projected effective tax rate is approximately 24 percent.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial measures. A reconciliation of these measures to the most directly comparable GAAP measures is included in the attached supplemental reconciliation schedule. The estimated guidance of free cash flow to net income conversion rate is based on assumptions that are difficult to predict, and estimated guidance for the most directly comparable GAAP measure and a reconciliation of this forward-looking estimate to its most directly comparable GAAP estimate have been omitted due to the unreasonable efforts required in connection with such a reconciliation and the lack of reliable forward-looking cash flow information. For the same reasons, the company is unable to address the potential significance of the unavailable information, which could be material to future results.

Forward-looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements regarding global supply chain challenges, expected impact of inflation including raw material inflation and rising interest rates, the potential impact of tariffs, the Company’s projected pricing actions, the impact of enterprise initiatives, future financial and operating performance, free cash flow and free cash flow to net income conversion rate, organic and total revenue, operating and incremental margin, price/cost impact, statements regarding diluted income per share, expected dividend payments, after-tax return on invested capital, effective tax rates, exchange rates, expected timing and amount of share repurchases, end market economic and regulatory conditions, the impact of recent or potential acquisitions and/or divestitures, and the Company’s 2025 guidance. These statements are subject to certain risks, uncertainties, assumptions, and other factors, which could cause actual results to differ materially from those anticipated. Important risks that could cause actual results to differ materially from the Company’s expectations include those that are detailed in ITW’s Form 10-K for 2024 and subsequent reports filed with the SEC.

About Illinois Tool Works
ITW (NYSE: ITW) is a Fortune 300 global multi-industrial manufacturing leader with revenue of $15.9 billion in 2024. The company’s seven industry-leading segments leverage the unique ITW Business Model to drive solid growth with best-in-class margins and returns in markets where highly innovative, customer-focused solutions are required. ITW’s approximately 44,000 dedicated colleagues around the world thrive in the company’s decentralized and entrepreneurial culture. www.itw.com

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
In millions except per share amounts	2025	2024
Operating Revenue	$3,839	$3,973
Cost of revenue	2,161	2,145
Selling, administrative, and research and development expenses	706	676
Amortization and impairment of intangible assets	21	25
Operating Income	951	1,127
Interest expense	(68)	(71)
Other income (expense)	12	16
Income Before Taxes	895	1,072
Income Taxes	195	253
Net Income	$700	$819

Net Income Per Share:
Basic	$2.39	$2.74
Diluted	$2.38	$2.73

Cash Dividends Per Share:
Paid	$1.50	$1.40
Declared	$1.50	$1.40

Shares of Common Stock Outstanding During the Period:
Average	293.6	298.9
Average assuming dilution	294.5	300.0

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)

In millions	March 31, 2025	December 31, 2024
Assets
Current Assets:
Cash and equivalents	$873	$948
Trade receivables	3,153	2,991
Inventories	1,663	1,605
Prepaid expenses and other current assets	348	312
Total current assets	6,037	5,856

Net plant and equipment	2,085	2,036
Goodwill	4,903	4,839
Intangible assets	572	592
Deferred income taxes	440	369
Other assets	1,431	1,375
	$15,468	$15,067

Liabilities and Stockholders' Equity
Current Liabilities:
Short-term debt	$981	$1,555
Accounts payable	594	519
Accrued expenses	1,477	1,576
Cash dividends payable	439	441
Income taxes payable	289	217
Total current liabilities	3,780	4,308

Noncurrent Liabilities:
Long-term debt	7,282	6,308
Deferred income taxes	127	119
Other liabilities	1,037	1,015
Total noncurrent liabilities	8,446	7,442

Stockholders' Equity:
Common stock	6	6
Additional paid-in-capital	1,705	1,669
Retained earnings	29,154	28,893
Common stock held in treasury	(25,746)	(25,375)
Accumulated other comprehensive income (loss)	(1,878)	(1,877)
Noncontrolling interest	1	1
Total stockholders' equity	3,242	3,317
	$15,468	$15,067

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Three Months Ended March 31, 2025
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$786	$151	19.3%
Food Equipment	627	166	26.5%
Test & Measurement and Electronics	652	139	21.4%
Welding	472	153	32.5%
Polymers & Fluids	429	114	26.5%
Construction Products	443	130	29.2%
Specialty Products	435	135	30.9%
Intersegment	(5)	—	—%
Total Segments	3,839	988	25.7%
Unallocated	—	(37)	—%
Total Company	$3,839	$951	24.8%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Q1 2025 vs. Q1 2024 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Organic	(1.2)%	1.2%	(5.4)%	0.1%	1.7%	(7.4)%	0.9%	(1.6)%
Acquisitions/ Divestitures	—%	—%	0.1%	—%	—%	—%	—%	—%
Translation	(2.5)%	(1.9)%	(1.0)%	(1.0)%	(2.5)%	(1.8)%	(1.9)%	(1.8)%
Operating Revenue	(3.7)%	(0.7)%	(6.3)%	(0.9)%	(0.8)%	(9.2)%	(1.0)%	(3.4)%

Q1 2025 vs. Q1 2024 Favorable/(Unfavorable)
Change in Operating Margin	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Operating Leverage	(30) bps	20 bps	(150) bps	—	30 bps	(140) bps	20 bps	(30) bps
Changes in Variable Margin & OH Costs	60 bps	20 bps	40 bps	(50) bps	50 bps	120 bps	140 bps	(290) bps
Total Organic	30 bps	40 bps	(110) bps	(50) bps	80 bps	(20) bps	160 bps	(320) bps
Acquisitions/ Divestitures	—	—	(30) bps	—	—	—	—	(10) bps
Restructuring/Other	(80) bps	10 bps	(60) bps	30 bps	(10) bps	—	(40) bps	(30) bps
Total Operating Margin Change	(50) bps	50 bps	(200) bps	(20) bps	70 bps	(20) bps	120 bps	(360) bps

Total Operating Margin % *	19.3%	26.5%	21.4%	32.5%	26.5%	29.2%	30.9%	24.8%

* Includes unfavorable operating margin impact of amortization expense from acquisition-related intangible assets	20 bps	30 bps	150 bps	10 bps	150 bps	10 bps	20 bps	60 bps **
** Amortization expense from acquisition-related intangible assets had an unfavorable impact of ($0.05) on GAAP earnings per share for the first quarter of 2025.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

	Three Months Ended
	March 31,
Dollars in millions	2025	2024
Numerator:
Net Income	$700	$819
Discrete tax benefit related to the first quarter 2025	(21)	—
Cumulative effect of change in inventory accounting method, net of tax (1)	—	(88)
Interest expense, net of tax (2)	52	54
Other (income) expense, net of tax (2)	(9)	(12)
Operating income after taxes	$722	$773

Denominator:
Invested capital:
Cash and equivalents	$873	$959
Trade receivables	3,153	3,238
Inventories	1,663	1,825
Net plant and equipment	2,085	1,973
Goodwill and intangible assets	5,475	5,557
Accounts payable and accrued expenses	(2,071)	(2,109)
Debt	(8,263)	(8,325)
Other, net	327	(97)
Total net assets (stockholders' equity)	3,242	3,021
Cash and equivalents	(873)	(959)
Debt	8,263	8,325
Total invested capital	$10,632	$10,387

Average invested capital (3)	$10,432	$10,249

Net income to average invested capital (4)	26.9%	32.0%
After-tax return on average invested capital (4)	27.7%	30.1%

(1)    Represents the cumulative effect of the change from the LIFO method of accounting to the FIFO method for certain U.S. businesses in the first quarter of 2024 ($117 million pre-tax, or $88 million after-tax).

(2)    Effective tax rate used for interest expense and other (income) expense for the three months ended March 31, 2025 and 2024 was 24.0% and 23.6%, respectively.

(3)    Average invested capital is calculated using the total invested capital balances at the start of the period and at the end of the periods presented.

(4)    Returns for the three months ended March 31, 2025 and 2024 were converted to an annual rate by multiplying the calculated return by 4.

A reconciliation of the tax rate for the three month period ended March 31, 2025, excluding the first quarter 2025 discrete tax benefit of $21 million related to the reversal of a valuation allowance on net operating loss carryforwards, is as follows:

	Three Months Ended
	March 31, 2025
Dollars in millions	Income Taxes	Tax Rate
As reported	$195	21.7%
Discrete tax benefit related to the first quarter 2025	21	2.3%
As adjusted	$216	24.0%

AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

Twelve Months Ended
Dollars in millions	December 31, 2024
Numerator:
Net income	$3,488
Net discrete tax benefit related to the third quarter 2024	(121)
Interest expense, net of tax (1)	215
Other (income) expense, net of tax (1)	(336)
Operating income after taxes	$3,246

Denominator:
Invested capital:
Cash and equivalents	$948
Trade receivables	2,991
Inventories	1,605
Net plant and equipment	2,036
Goodwill and intangible assets	5,431
Accounts payable and accrued expenses	(2,095)
Debt	(7,863)
Other, net	264
Total net assets (stockholders' equity)	3,317
Cash and equivalents	(948)
Debt	7,863
Total invested capital	$10,232

Average invested capital (2)	$10,419

Net income to average invested capital	33.5%
After-tax return on average invested capital	31.2%

(1)    Effective tax rate used for interest expense and other (income) expense for the year ended December 31, 2024 was 23.8%.

(2)    Average invested capital is calculated using the total invested capital balances at the start of the period and at the end of each quarter within the period presented.

A reconciliation of the 2024 effective tax rate excluding the third quarter 2024 net discrete tax benefit of $121 million, which included favorable discrete tax benefits of $107 million related to the utilization of capital loss carryforwards upon the sale of Wilsonart and $87 million related to a reorganization of the Company's intellectual property, partially offset by a $73 million discrete tax expense related to the remeasurement of unrecognized tax benefits associated with various intercompany transactions, is as follows:

	Twelve Months Ended
	December 31, 2024
Dollars in millions	Income Taxes	Tax Rate
As reported	$934	21.1%
Net discrete tax benefit related to the third quarter 2024	121	2.7%
As adjusted	$1,055	23.8%

FREE CASH FLOW (UNAUDITED)

	Three Months Ended
	March 31,
Dollars in millions	2025	2024
Net cash provided by operating activities	$592	$589
Less: Additions to plant and equipment	(96)	(95)
Free cash flow	$496	$494

Net income	$700	$819

Net cash provided by operating activities to net income conversion rate	85%	72%
Free cash flow to net income conversion rate(1)	71%	60%

(1)    Excluding the impact of the cumulative effect of the change from the LIFO method of accounting to the FIFO method for certain U.S. businesses in the first quarter of 2024 ($117 million pre-tax, or $88 million after-tax), the free cash flow to net income conversion rate for the three months ended March 31, 2024 would have been 68%.

ADJUSTED NET INCOME PER SHARE - DILUTED (UNAUDITED)

	Three Months Ended	Twelve Months Ended
	March 31, 2024	December 31, 2024
As reported	$2.73	$11.71
Cumulative effect of change in inventory accounting method, net of tax (1)	(0.29)	(0.30)
Impact of sale of noncontrolling interest in Wilsonart (2)	—	(1.26)
As adjusted	$2.44	$10.15

(1)    Represents the cumulative effect of the change from the LIFO method of accounting to the FIFO method for certain U.S. businesses in the first quarter of 2024 ($117 million pre-tax, or $88 million after-tax).
(2)    Includes the $363 million pre-tax gain on the sale of noncontrolling interest in Wilsonart and related taxes in the third quarter of 2024.